Exhibit 99.1

Rattler Midstream LP, a Subsidiary of Diamondback Energy, Inc., Announces Strategic Midland Basin Gas Gathering & Processing Joint Venture

MIDLAND, Texas, Oct. 12, 2021 (GLOBE NEWSWIRE) -- On October 5, 2021 Rattler Midstream LP (NASDAQ: RTLR) (“Rattler”), a subsidiary of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”), and a private affiliate of an investment fund, completed an acquisition of a majority interest in a Midland Basin gas gathering and processing company from West Texas Gas, Inc. and its affiliates through a joint venture. Rattler invested approximately $104 million in cash to acquire a minority interest in the joint venture. The joint venture’s assets primarily consist of an interconnected gas gathering system and six major gas processing plants servicing the Midland Basin with 925 MMcf/d of total processing capacity with additional gas gathering and processing expansions planned.

“This deal highlights the strategic relationship between Diamondback and Rattler as this is the sixth significant joint venture with Diamondback as a major customer in which Rattler has participated. With Diamondback deploying a majority of its development capital in the Northern Midland Basin, expanded gas gathering and processing capacity and an enhanced relationship with a crucial midstream partner with strong financial backing will support Diamondback’s upstream development. For Rattler, the joint venture is an attractive opportunity to invest in a growing gas gathering and processing system in the core of the Midland Basin,” stated Travis Stice, Chief Executive Officer of Rattler’s General Partner.

About Rattler Midstream LP

Rattler Midstream LP is a Delaware limited partnership formed by Diamondback Energy to own, operate, develop and acquire midstream and energy-related infrastructure assets. Rattler owns crude oil, natural gas and water-related midstream assets in the Permian Basin that provide services to Diamondback Energy and third party customers under primarily long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@rattlermidstream.com